Exhibit 10.1

THE HACKETT GROUP, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The Hackett Group, Inc., a Florida corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.001 par value (“Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment on Exhibit A. Additional terms and conditions of the grant are set forth in this cover sheet, in the attached agreement (the “Agreement”) and in The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended (the “Plan”).

Grant Date:  September  , 2024

Name of Grantee:

Number of Restricted Stock Units

Granted:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available on the Human Resources page on our Corporate intranet at https://mindshare.thehackettgroup.com/portal/site/main/. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

THE HACKETT GROUP, INC.

1998 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units:	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units” or “RSUs”).

Transferability:	Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Definitions:	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting:	Vesting in your Restricted Stock Units is subject to both a performance-vesting condition and a time-vesting condition. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest, if at all, and no longer be subject to any restrictions hereunder subject to the satisfaction of the performance and service criteria set forth on Exhibit A.

Issuance of Stock Pursuant to Vested Units:

The shares of Stock underlying your vested Restricted Stock Units (less any shares withheld to satisfy your withholding obligations) shall be issued within thirty (30) days of the applicable vesting date; provided, however, that issuance shall occur no later than March 15th of the year following the year in which vesting occurs.

The shares of Stock issued upon vesting of your Restricted Stock Units will be subject to any applicable lock-up or similar agreement to which you are subject and applicable securities laws.

Notwithstanding anything in this Agreement to the contrary, the Committee may determine that, in lieu of issuing shares of Stock underlying vested Restricted Stock Units, vested Restricted Stock Units may be paid out in cash in an amount per Restricted Stock Unit equal to the closing price per share of Stock on the Nasdaq Global Market on the date of settlement.

Recoupment:	The RSUs and any shares of Stock underlying your vested Restricted Stock Units shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

Withholding Taxes:	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. The Company shall have the right to deduct from payments of any kind otherwise due to you, any federal, state or local taxes of any kind required by law to be withheld in connection with the lapse of restrictions applicable to this award. Subject to the approval of the Company or Subsidiary, which approval may be withheld in the Company’s or Subsidiary’s sole discretion, in the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, you may elect to pay such tax obligations though: (i) electing to have such amounts withheld from other payments due to you from the Company or any Affiliate, or (ii) electing to have shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement withheld in an amount equal to the withholding or other taxes due. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Subsidiary as of the date that the amount of tax to be withheld is to be determined.

Retention Rights:	This Agreement does not constitute an employment agreement and nothing in the Plan or this Agreement shall modify the terms of your Service. This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Stockholder Rights:	You do not have any of the rights of a stockholder with respect to the Restricted Stock Units unless and until the shares of Stock relating to the Restricted Stock Units have been delivered to you.

Adjustments:	In the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, liquidation, merger or a similar corporate event or distribution of stock or property affecting the stock of the Company, the number of Restricted Stock Units covered by this grant will be adjusted proportionately in order to preserve the potential benefits intended to be made available under the Plan and this Agreement (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law:	This Agreement will be interpreted and enforced under the laws of the State of Florida, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery:	The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Jose Estevez-Lugo at 305-375-8005 to request paper copies of these documents.

Amendments:	Subject to all applicable laws, rules and regulations, the Committee shall have the power to amend the terms and conditions of your Restricted Stock Units including this Agreement and the Plan at any time; provided, however, that no amendment that would adversely alter your Restricted Stock Units may be made without your consent. Notwithstanding the foregoing, the Committee shall have broad authority to alter or amend this Agreement and the terms and conditions applicable to the RSUs, including by modifying the Share Price Hurdles, without your consent to the extent it deems necessary or desirable in its sole discretion (i) to comply with or take into account changes in, or rescissions or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules or standards and other applicable laws, rules, regulations, guidance, ruling, judicial decision or legal requirement, (ii) to ensure that the RSUs are not subject to taxes, interest and penalties under Section 409A of the Code, (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) to take into account significant acquisitions or dispositions of assets or other property by the Company. Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall provide you with written notice of any such amendment, modification or termination as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend the terms of the RSUs in any manner that is consistent with the Plan and approved by the Committee.

Section 409A:

The RSUs are intended to constitute “short-term deferrals” for purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”). If any provision of the Plan or this Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on you, a beneficiary or any other person of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Agreement, without your consent, the consent of your beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. This does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.

Notwithstanding the foregoing, if (i) you are a “specified employee” (within the meaning of Section 409A of the Code taking into account such elections as the Board may choose to make from time to time and as are binding on all of the Company’s deferred compensation plans), and (ii) the distribution event is a “separation from service” (within the meaning of Section 409A of the Code), other than death, then no amount shall be distributed to you before the date that is 6 months and one day after the date of your separation from service (or, if earlier, the date of your death) and any amounts that would have been distributed during the 6 months after your separation from service (or prior to death) shall be accumulated and distributed on the date that is 6 months and one day after the date of your separation from service (or, if earlier, upon the date of your death).

The Plan:	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Plan, and an applicable Services agreement with the Company, if any, constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A

The number of Restricted Stock Units that will satisfy the performance-vesting condition under this Agreement (the “Earned RSUs”) shall be determined based on the degree to which the specified Share Price Hurdles below are satisfied during the period commencing on the Grant Date and ending on December 31, 2028 (the “Performance Period”).

First Share Price Hurdle      $30.00

Number of Restricted Stock Units that become Earned RSUs #

Second Share Price Hurdle     $40.00

Number of Restricted Stock Units that become Earned RSUs #

Third Share Price Hurdle       $50.00

Number of Restricted Stock Units that become Earned RSUs #

An applicable Share Price Hurdle will be considered to be met and the applicable number of Restricted Stock Units will be deemed to be Earned RSUs once the volume weighted average price per share of Stock on the Nasdaq Global Market, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as chosen by the Company), over any twenty (20) consecutive trading days during the Performance Period equals or exceeds the applicable Share Price Hurdle. If a Share Price Hurdle is met, such applicable number of Restricted Stock Units shall be Earned RSUs and shall not cease to be Earned RSUs despite future changes in share price of Stock.

At the end of the Performance Period, if the volume weighted average price per share of Stock on the Nasdaq Global Market, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as chosen by the Company), over the twenty (20) consecutive trading days immediately prior to the end of the Performance Period falls between two Share Price Hurdles, an additional number of Restricted Stock Units will be deemed to be Earned RSUs based on interpolation between the applicable Share Price Hurdles, notwithstanding that the higher Share Price Hurdle was not met (“Additional Earned RSUs”).

Earned RSUs from the First Share Price Hurdle, if any, shall be fully vested following your continued Service through the one year anniversary of the Grant Date. Earned RSUs from the Second Share Price Hurdle, if any, shall be fully vested following your continued Service through the two year anniversary of the Grant Date. Earned RSUs from the Third Share Price Hurdle, if any, shall be fully vested following your continued Service through the three year anniversary of the Grant Date. Additional Earned RSUs, if any, shall be fully vested following your continued Service through the end of the Performance Period.

“Service” means service by you as an employee of the Company or an Affiliate. Following your termination of Service, no RSUs may become Earned RSUs. Notwithstanding anything in this Agreement to the contrary, in the event of your termination of Service due to: (i) death, (ii) “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code),

(iii) termination without Cause, (iv) termination without Cause within twelve (12) months following a Change of Control or (v) in the event that the Grantee has entered into an employment agreement with the Company, a termination by the Grantee for “Good Reason” (as defined in such employment agreement), you shall fully vest in any Earned RSUs as of the date of your termination of Service.